Exhibit 8.1

                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                Attorneys at Law
                               One Franklin Square
                               1301 K Street, N.W.
                                 Suite 700 East
                             Washington, D.C. 20005
                            Telephone: (202) 434-4660
                           Telecopier: (202) 434-4661




February 28, 1997

Board of Directors
Sun Bancorp, Inc.
226 Landis Avenue
Vineland, New Jersey  08360

Dear Board Members:

     We have acted as special tax counsel to Sun Bancorp, Inc. (the "Company") and to Sun Capital Trust (the "Trust") in connection with the registration statement of the Company and the Trust on Form S-1 (Registration Nos. 333-21903 and 333-21903-01, for the Company and the Trust, respectively), as amended
("Registration Statement"), of which a prospectus ("Prospectus") is a part, filed by the Company and the Trust with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. This opinion is furnished pursuant to the requirements of Item 601(b)(8) of Regulation S-K.

     For the purposes of rendering this opinion, we have reviewed and relied upon the Registration Statement and such other documents and instruments as we deemed necessary for the rendering of this opinion. In our examination of relevant documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such copies and the accuracy and completeness of all corporate records made available to us by the Company and the Trust.

     Based solely upon our review of such documents, and upon such information as the Company has provided to us (which we have not attempted to verify in any respect), and reliance upon such documents and information, we hereby adopt and incorporate by reference the opinion set forth in the Prospectus under the caption "Certain Federal Income Tax Consequences."

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other

Board of Directors
Sun Bancorp, Inc.
February 28, 1997
Page 2

pronouncements published by the United States Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name in the Prospectus under the caption "Certain Federal Income Tax Consequences."

                                      Sincerely,


                                      /s/MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.